                                                FILED PURSUANT TO RULE 424(b)(3)
                                                              FILE NO. 333-75632

                             PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED FEBRUARY 14, 2002)

                                 TERADYNE, INC.

                                  $400,000,000

            3.75% CONVERTIBLE SENIOR NOTES DUE OCTOBER 15, 2006 AND THE COMMON STOCK ISSUABLE UPON THE CONVERSION OF THE NOTES

                             ---------------------

     This prospectus supplement relates to the resale by the holders of Teradyne, Inc. 3.75% Convertible Senior Notes due October 15, 2006 and the shares of common stock, par value $.125 per share, issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated February 14, 2002. The terms of the notes are set forth in the prospectus.

                             ---------------------

     SEE THE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR THE COMMON STOCK.

                             ---------------------

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by superceding the information with respect to persons previously listed in the prospectus that are listed below:

                                                     PRINCIPAL AMOUNT AT                    NUMBER OF
                                                      MATURITY OF NOTES    PERCENTAGE OF   CONVERSION
                                                     BENEFICIALLY OWNED        NOTES       SHARES THAT
                       NAME                           THAT MAY BE SOLD      OUTSTANDING    MAY BE SOLD
                       ----                          -------------------   -------------   -----------
TD Securities (USA) Inc............................      15,500,000            3.88%         596,153
Oppenheimer Convertible Securities Fund............       3,000,000               *          115,384
RAM Trading Ltd....................................      10,300,000            2.58%         396,153
ABN Amro Securities LLC............................       3,500,000               *          134,615
Clinton Multistrategy Master Fund, Ltd.............       7,500,000            1.88%         288,461
Clinton Riverside Convertible Portfolio Limited....       7,500,000            1.88%         288,461
Jersey (IMA) LTD. .................................       1,000,000               *           38,461
Libertyview Funds, L.P. ...........................       4,000,000            1.00%         153,846

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* Less than 1%

                             ---------------------

            The date of this Prospectus Supplement is March 1, 2002.